Exhibit 10.4

LaSalle Investment Management, Inc.

200 East Randolph Drive

Chicago, Illinois 60601

September 8, 2004

U.S. Trust Company, N.A.

225 High Ridge Road

Stamford, Connecticut 06905

Re:	Excelsior LaSalle Property Fund, Inc.

Gentlemen:

Reference is made to the letter agreement, dated June 16, 2004 (“Side Letter No. 1”), attached hereto as Exhibit A, by and between U.S. Trust Company, N.A. (“U.S. Trust”) and LaSalle Investment Management, Inc. (“LaSalle”) in connection with the organization and operation of Excelsior LaSalle Property Fund, Inc., a Maryland corporation (the “Fund”), which will be an open-ended, diversified real estate fund marketed primarily to high net worth individuals. It is anticipated that the parties will work together in drafting and negotiating the Fund’s offering materials and organizational documents and the terms under which LaSalle will act as the advisor to the Fund. As provided in Side Letter No. 1, it is also anticipated that LaSalle will undertake to cause the Fund to acquire a suitable portfolio of real estate investments (the “Pre-Closing Investments”) prior to the initial closing of the Fund (the “Initial Closing”), which will occur following (i) the Fund’s receipt of aggregate share subscriptions of $75 million (excluding the $10 million commitment to the Fund by LaSalle U.S. Holdings, Inc., a private real estate investment trust with respect to which LaSalle exercises investment control (“LUSHI”)), or such lesser amount as may be agreed upon by U.S. Trust and LaSalle and (ii) ten (10) days advance written notice from U.S. Trust to LaSalle of the Fund’s receipt of aggregate share subscriptions of $75 million or such lesser amount as may be agreed upon by U.S. Trust and LaSalle; provided that U.S. Trust and LaSalle each understand that the Fund PPM (as defined below) states that the consummation of the Initial Closing is subject to obtaining aggregate minimum share subscriptions of $75 million (excluding the $10 million capital commitment to the Fund by LUSHI) subject to adjustment by U.S. Trust in its sole discretion and that acceptance of any lesser amounts would be subject to compliance with applicable legal and contractual requirements. In consideration of each party’s agreement to undertake such negotiations and LaSalle’s agreement to undertake to cause the Fund to acquire such Pre-Closing Investments, the parties have agreed to enter into this letter agreement (“Letter Agreement”). Accordingly, the parties agree as follows:

1.

Acquisition of Pre-Closing Investments. LaSalle agrees to use its good faith efforts to cause the Fund to acquire the Pre-Closing Investments as soon as practicable and in connection therewith, LUSHI will fund 100% of the capital and transaction costs required to acquire the Pre-Closing Investments, contributing up to $50 million of capital (debt and equity) towards those investments in the aggregate. It is anticipated that the remainder of the capital required to fund the acquisition of the Pre-Closing Investments, which are expected to have an aggregate value of approximately $200 million, will be funded through (i) property-level third-party debt obtained by LaSalle acting on behalf of the Fund which will continue to encumber the Pre-Closing Investments following the Initial Closing (“Surviving Mortgage Indebtedness”) which will in no event exceed the leverage standards set forth in the “Investment Guidelines” (as defined in that certain Investment Advisory Agreement by and among the Fund, U.S. Trust and LaSalle attached hereto as Exhibit B (the “Advisory Agreement”)), (ii) third-party property-level debt obtained by LaSalle in excess of the leverage amount which LaSalle reasonably determines to be in the best interest of the Fund as of the Initial Closing (the “Prepayable Indebtedness”) and (iii) third-party mezzanine financing secured by a pledge of the ownership interests in the direct or indirect Fund subsidiaries that are the owners of the Pre-Closing Investments (the “Mezzanine Indebtedness”). LaSalle will cause the Fund to operate the Pre-Closing Investments in the ordinary course of business prior to the Initial Closing Date.

2.	U.S. Trust Covenant. U.S. Trust hereby reaffirms its covenant contained in paragraph 1 of Side Letter No. 1 to use its good faith efforts to prepare the offering materials of the Fund, commence the marketing of the interests in the Fund and consummate the Initial Closing as soon as practicable. In furtherance of such covenant, U.S. Trust agrees that the offering materials of the Fund will include the “Confidential Private Offering Memorandum of Excelsior LaSalle Property Fund, Inc.,” attached hereto as Exhibit C (the “Fund PPM”), as such Fund PPM may be amended or supplemented from time to time to reflect additional material information concerning the Fund or the Pre-Closing Investments.

3.

Initial Closing and Redemption of LaSalle’s Interests. Upon the Initial Closing, subject to the provisions of paragraph 4 below, the Fund shall repay: first, all outstanding Mezzanine Indebtedness (exclusive of any costs of breakage associated with such repayment); and second, all Prepayable Indebtedness (exclusive of any costs of breakage associated with such repayment). Following such repayment of the Mezzanine Indebtedness and Prepayable Indebtedness, the Fund will repay all outstanding principal indebtedness of the Fund to LUSHI as of such date to the extent that such debt is in excess of LUSHI’s continuing $10 million commitment to the Fund. Any indebtedness of the Fund to LUSHI as of the Initial Closing that is not repaid (i.e., because it constitutes a portion of the $10 million commitment) will be converted to Class A common stock in the Fund at the Initial Closing and such stock shall be issued at the same price and have the same rights as stock issued to other investors in the Fund at the Initial Closing. If, at the Initial Closing, LUSHI has equity invested in the Fund in excess of its $10 million equity commitment after the repayment of all outstanding principal indebtedness of the Fund to LUSHI, then the Fund shall redeem for cash all of

LUSHI’s equity capital invested in the Fund as of such date in excess of $10 million. LUSHI shall maintain a $10 million equity commitment to the Fund subject to the terms and conditions of that certain letter agreement (“Side Letter No. 2”), by and between U.S. Trust and LaSalle attached hereto as Exhibit D. Any accrued and unpaid interest on the indebtedness from the Fund to LUSHI shall be paid from available cash flow in the Fund immediately prior to the Initial Closing. Any available cash flow of the Fund exceeding such interest expense shall be declared and paid to LUSHI as a dividend as of a record date immediately prior to the issuance of shares to new investors. If the amount of accrued interest on the indebtedness from the Fund to LUSHI shall exceed the aggregate available cash flow for the period from the inception of the Fund through 11:59 p.m. on the day immediately preceding the Initial Closing Date (the “Pre-Closing Period”), then the amount by which such interest exceeds available cash flow for the Pre-Closing Period shall be forgiven and the debt shall be cancelled at the Initial Closing (with an amount equal to the tax liability, if any, associated with such forgiveness and cancellation to offset amounts otherwise due LUSHI by the Fund hereunder). In no event shall the aggregate interest and dividend payments to LUSHI for the Pre-Closing Period (the “LUSHI Pre-Closing Distributions”) exceed the available cash flow for the Pre-Closing Period.

4.

Proration for Initial Closing. In addition, as of the Initial Closing, LaSalle shall cause to be performed a property level proration of income and expenses of each of the Pre-Closing Investments as of 11:59 p.m. on the day immediately preceding the Initial Closing, with all prorations being based on the actual number of days in the year. Property level prorations shall be consistent with sound customary business practices and shall include, without limitation, rents, percentage rents, real estate taxes, contributions from tenants for common area maintenance expenses and other “pass-through items,” utility expenses and interest expenses accruing under the Surviving Mortgage Indebtedness. The prorations will be based on the most recently available information and all prorations shall be subject to the post-closing true-up provided in this paragraph. Security Deposits, if any, shall remain in the name of the Fund and shall not be prorated. The proration shall be applied against payment of indebtedness and/or the amount of the equity redemption of LUSHI. LaSalle shall prepare and deliver to U.S. Trust no later than five (5) business days prior to the Initial Closing Date a draft closing statement setting forth the prorations described herein, as well as a summary of the cash flows described in paragraph 3 (the “Proration Statement”) for review and approval by U.S. Trust, which review and approval shall not be unreasonably withheld or delayed. The parties agree to resolve in good faith any issues identified by U.S. Trust with regard to the Proration Statement, including with regard to the methodology employed by LaSalle in determining applicable cash flows or prorations and LaSalle shall provide to U.S. Trust such information as it shall reasonably request in conducting this review. Upon the resolution of any issues identified by U.S. Trust and approval of the Proration Statement by U.S. Trust, U.S. Trust shall submit the Proration Statement to the newly constituted Board of Directors of the Fund for its approval, with U.S. Trust’s recommendation that the Proration Statement be approved. U.S. Trust and LaSalle shall cause a final accounting of the prorations and cash flows attributable to the Pre-Closing Period to occur within ninety (90) days following the date of the Initial Closing. Upon U.S. Trust’s approval of such final accounting of such prorations and cash flows, which approval shall not be unreasonably withheld or delayed, such final accounting of the prorations and cash flows shall be submitted to the Board of Directors for its approval. U.S. Trust shall recommend to the Board of Directors approval of such final accounting of the prorations and cash flows. The parties shall promptly make any adjustments to the prorations or amounts paid or credited to LUSHI based on the final settlement.

5.	Initial Closing Documentation and Deliveries. At the Initial Closing, U.S. Trust and LaSalle shall cause the following to occur (or, as applicable, recommend that the Board of Directors cause the following to occur):

(i)	the adoption of the Amended and Restated Bylaws of Excelsior LaSalle Property Fund, Inc. substantially in the form attached hereto as Exhibit E or as otherwise agreed by the parties hereto;

(ii)	the filing and adoption of the Articles of Amendment and Restatement of LaSalle Property Fund, Inc. substantially in the form attached hereto as Exhibit F or as otherwise agreed by the parties hereto;

(iii)	the adoption of resolutions by the Board of Directors of the Fund (A) authorizing the Advisor to obtain on behalf of the Fund an unsecured line of credit in an amount not to exceed twenty percent (20%) of the Fund’s Net Asset Value, (B) acknowledging and confirming that the Fund intends to be engaged primarily, as soon as reasonably possible, in a business other than investing, reinvesting, owning, holding or trading in securities, (C) permitting LUSHI to beneficially own shares of Class A Common Stock of the Fund in excess of 9.9% of the aggregate outstanding shares of Class A Common Stock of the Fund and (D) approving the Proration Statement described in paragraph 4 hereof.

(iv)	the execution and delivery of the Advisory Agreement;

(v)	the execution and delivery of Side Letter No. 2; and

(vi)	the execution and delivery of that certain Management Agreement by and between U.S. Trust and the Fund in the form attached hereto as Exhibit G.

6.

Conditions Precedent to Redemption Obligation. The redemption and repayment obligations of the Fund pursuant to paragraphs 3 and 4 above shall be subject to fulfillment of each of the following conditions precedent: (a) as of the Initial Closing, each of the Pre-Closing Investments shall conform to the investment guidelines of the Fund set forth in the Advisory Agreement, (b) as of the Initial Closing, the fair market value of each of the Pre-Closing Investments shall not be materially lower than the project capitalization (including debt and equity) of such Pre-Closing Investment as a result of (i) damage or destruction to the property (including environmental contamination) caused by a fire, storm, earthquake, explosion or other event, (ii) any condemnation or eminent domain action or proceeding or (iii) a material change in operating cash flows from the operating cash flows set forth in LaSalle’s Investment Committee Report delivered to U.S. Trust prior to the date hereof, (c) (i) as of the date of its first investment, the Fund qualified as a venture capital operating company, (ii) as of the Initial Closing, the Pre-Closing Investments satisfy the income and asset tests on a portfolio basis for qualifying the Fund as a real estate investment trust for Federal income tax purposes, and (iii) the Pre-Closing Investments are consistent with the Fund’s intention to be exempt from registration as an investment company under the Investment Company Act of 1940, as amended, (d) LaSalle shall have delivered a certificate signed by a duly authorized officer of LaSalle certifying to the Fund that the conditions set forth in (a), (b) and (c) of this paragraph 6 have been fulfilled as of the date of the Initial Closing (the “Closing Certificate”), and (e) Katten Muchin Zavis Rosenman has delivered opinions reasonably acceptable to the Manager that, subject to customary assumptions and caveats, (i) as of the Initial Closing, the Pre-Closing Investments satisfy the income and asset tests on a portfolio basis for qualifying the Fund as a real estate investment trust for Federal income tax purposes, and (ii) the Fund’s first long-term investment qualified as a “real estate capital operating company” for purposes of the Fund’s objective in qualifying as a “venture capital operating company.” Following the Initial Closing, the Fund shall pay the legal fees incurred in connection with the issuance of the legal opinions set forth in clause (e) above. If the conditions set forth in clauses (a) or (b) of this paragraph 6 have not be fulfilled as to any Pre-Closing Investment as of the Initial Closing, the Fund, at its option, may either (i) retain such Pre-Closing Investment without reducing the amount payable to LUSHI upon repayment of the debt extended by LUSHI and the redemption of the equity of LUSHI, if applicable, in respect of such Pre-Closing Investment or (ii) transfer such Pre-Closing Investment to LUSHI or at the direction of LUSHI (including assumption by LUSHI or such designee of LUSHI of any project debt) at the Initial Closing together with any insurance or condemnation proceeds and the right to receive any future insurance or condemnation proceeds with respect to such Pre-Closing Investment, and such transfer shall be deemed a full redemption and/or repayment of LUSHI’s entire equity and debt contribution in respect of such Pre-Closing Investment. LUSHI shall pay all transfer taxes and other transaction costs related to any transfer of a Pre-Closing Investment to LUSHI or at the direction of LUSHI pursuant to this paragraph 6. If any condition set forth in clause (c) or (e) of this paragraph 6 is not satisfied or waived by U.S. Trust, U.S. Trust and LaSalle may, at LaSalle’s expense, take such actions as are reasonable under the circumstances to cure the non-fulfillment, or, following good faith efforts by the parties with respect to such cure, U.S. Trust may determine not to cause the Initial Closing to occur. The failure to fulfill any condition precedent with respect to one Pre-Closing Investment shall not affect the Fund’s obligation to redeem or repay LaSalle’s equity or debt capital in respect of any other qualifying Pre-Closing Investment. The representations of LaSalle contained in the Closing Certificate shall survive the Initial Closing.

7.	Initial Acquisition Fee and Out-of-Pocket Expenses. At the Initial Closing, the Fund shall pay to LaSalle (a) an acquisition fee (the “Initial Acquisition Fee”) and (b) reimbursement (if LaSalle elects reimbursement as provided below) of all out-of-pocket costs and expenses (including, without limitation, costs of financings) (the “Initial Costs of Acquisition”) incurred with respect to each of the Pre-Closing Investments owned or acquired by the Fund as of the date of the Initial Closing (but excluding any Pre-Closing Investments transferred to LaSalle pursuant to the provisions of paragraph 6 of this Letter Agreement and excluding any incremental costs with respect to the Prepayable Indebtedness and the Mezzanine Indebtedness). The Initial Acquisition Fee shall be an amount equal to one-half percent (0.5%) of the Acquisition Cost (as defined in the Advisory Agreement) of each of the Pre-Closing Investments owned or acquired by the Fund as of the date of the Initial Closing (but excluding any Pre-Closing Investments transferred to LaSalle pursuant to the provisions of paragraph 6 of this Letter Agreement). The Initial Acquisition Fee and Initial Costs of Acquisition, at the election of LaSalle, shall either be included in the indebtedness to be repaid to LUSHI or the equity of LUSHI to be redeemed at the Initial Closing or shall be paid to LaSalle (or with respect to the Initial Costs of Acquisition, at the direction of LaSalle) by the Fund by wire transfer within five (5) business days after the Initial Closing. In addition, within five (5) days after the Initial Closing, the Fund shall reimburse LaSalle for any out-of-pocket costs of acquiring or financing real estate investments which were not consummated by the Fund, as long as such costs would have qualified for reimbursement in accordance with the terms of the Advisory Agreement had such costs incurred after the Initial Closing. Also, within five (5) days after the Initial Closing, the Fund shall reimburse LaSalle for any out-of-pocket costs of acquiring or financing real estate investments which are subject to a purchase agreement and which purchase agreement remains with the Fund or its subsidiary.

8.	Reaffirmation. U.S. Trust hereby reaffirms its covenants contained in paragraph 3 of Side Letter No. 1. LaSalle hereby reaffirms its covenants contained in paragraph 4 of Side Letter No. 1.

9.	Indemnification.

a.

Each party (an “Indemnifying Party”) hereto hereby agrees to indemnify and hold harmless the other party and its directors, officers, members, employees and agents and its Affiliates and its directors, officers, members, employees and agents and each other Person, if any, controlling any of the foregoing (collectively, “Indemnitees”), to the full extent lawful, from and against any and all losses, penalties, actions, judgments, suits, claims, costs, expenses, disbursements and damages of any kind or nature whatsoever (including fees and disbursements of counsel for such Indemnitee) (collectively, “Losses”) caused by, arising from or in connection with any untrue statement or alleged untrue statement of a material fact contained in the Fund PPM or related offering materials or any subsequent offering memorandum or related offering materials related to the Fund or the omission or alleged omission to state therein a material fact necessary in order to make the statements made therein not misleading, in light of the circumstances under which they were made, but solely to the extent such statement or omission is based on information provided by the Indemnifying Party for use in the Fund PPM, except that this clause shall not apply to the extent that any Losses are finally judicially determined to have resulted primarily from the Indemnitee’s bad faith or gross negligence.

b.	In the event that the foregoing indemnity in paragraph 9(a) is unavailable to an Indemnitee for any reason, the parties agree to contribute to any Losses related to or arising out of the Fund PPM and the related offering of securities and any subsequent offering memorandum and the related offering with respect to the Fund or any transaction or conduct in connection therewith as follows. For Losses referred to in the preceding paragraph, each party involved in the particular offering shall contribute in such proportion as is appropriate to reflect the relative fault of each such party in connection with the statements, omissions or other conduct which resulted in such Losses, as well as any other relevant equitable considerations. For any other Losses, or for Losses referred to in the preceding paragraph, if the allocation provided by the immediately preceding sentence is unavailable or can not be reasonably determined for any reason, each party involved in the particular offering shall contribute in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by it from the actual or proposed offering or transaction. Relative fault with respect to Losses arising out of or based upon an untrue statement or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact in the Fund PPM or related offering materials or any subsequent offering memorandum or related materials related to the Fund shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

c.

Each party, for itself and on behalf of its affiliated Indemnitees, will not, without the prior written consent of the Indemnifying Party, settle any pending or threatened claim or proceeding related to any Losses referenced in paragraph 9(a) hereof unless such settlement includes a provision unconditionally releasing the Indemnifying Party and its directors, officers, members, employees and agents and its Affiliates and their directors, officers, members, employees and agents and each other Person, if any, controlling any of the foregoing from and holding each of them harmless against all liability in respect of claims by complainants in the settling action related to or arising out of the matters referred to in paragraph 9(a) hereof. The Indemnifying Party shall also promptly reimburse each Indemnitee for all expenses (including counsel fees) as they are incurred by an Indemnitee in connection with investigating, preparing or defending, or providing evidence in, any pending or threatened claim or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnitee is a party to such claim or proceeding) or in enforcing this Letter Agreement.

d.	As used herein, “Affiliate” shall mean, with respect to a specified Person, (i) any person directly or indirectly controlling, controlled by or under common control with the specified Person, (ii) a partnership or limited liability company in which the specified Person is a general partner or manager, or (iii) any officer, director, executive employee, manager or general partner of the specified Person. Also, as used herein, “Person” shall mean any individual, partnership, limited liability company, corporation, joint venture, trust, business trust, association or other entity.

10.	Termination of Letter Agreement. The parties agree that in the event that as of March 31, 2005 the Fund shall have not consummated the Initial Closing, either party shall have the right to terminate this Letter Agreement upon delivery of ninety (90) days’ prior written notice to the other party.

11.	Interpretation. In the event of any conflict or inconsistency between the provisions of this Letter Agreement, on the one hand, and the provisions of Side Letter No. 1, on the other, the provisions of this Letter Agreement shall govern and control.

12.	Counterparts. This Letter Agreement may be executed in separate counterparts, each of which shall be deemed an original, but the several counterparts shall together constitute but one and the same agreement of the parties hereto.

[Signature page follows]

If you are in agreement with the foregoing, please sign in the space provided below.

Very truly yours,

LASALLE INVESTMENT MANAGEMENT, INC.

By:	/s/ Peter H. Schaff
Name:	Peter H. Schaff
Its:	Managing Director

Accepted and Agreed this 8th day of September, 2004:

U.S. TRUST COMPANY, N.A.

By:	/s/ Douglas A. Lindgren
Name:	Douglas A. Lindgren
Its:	Managing Director

Exhibit A

Side Letter No. 1

Exhibit B

Investment Advisory Agreement

Exhibit C

Confidential Private Offering Memorandum

of Excelsior LaSalle Property Fund, Inc.

Exhibit D

Side Letter No. 2

Exhibit E

Amended and Restated Bylaws of

Excelsior LaSalle Property Fund, Inc.

Exhibit F

Articles of Amendment and Restatement of

Excelsior LaSalle Property Fund, Inc.

Exhibit G

Management Agreement by and between

U.S. Trust and the Fund